Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Stock Yards Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, no par value	Rules 457(c) and 457(h)	1,000,000	$ 46.37	$46,370,000	$147.60 per $1,000,000	$6,844.21
Total Offering Amounts					$46,370,000		$6,844.21
Total Fee Offsets					-	-	-
Net Fee Due							$6,844.21

(1)

This Registration Statement on Form S-8 covers an aggregate of 1,000,000 shares of the Registrant’s common stock, no par value, that may be issued from time to time under the Registrant’s Amended and Restated Omnibus Equity Compensation Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s common stock that may be issued pursuant to the provisions of the Plan intended to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on May 2, 2024.